Better Home & Finance Holding Company Announces Third Quarter 2023 Results
●First earnings call as a public company to review results for the three months ended September 30, 2023, as well as to provide a business overview and strategic update
●During the quarter, Better closed its de-SPAC business combination, unlocking approximately $565 million of fresh capital, and Class A common stock and warrants commenced trading on Nasdaq under tickers “BETR” and “BETRW”
●For the three months ended September 30, 2023, Better reported revenue of $16.4 million, net loss of $340.0 million and Adjusted EBITDA loss of $54.4 million
●Continued investment in Better’s proprietary technology platform, Tinman, to improve mortgage fulfillment efficiency and customer experience
●Continued challenging mortgage origination environment requires cost discipline and prioritization of the most profitable business available
New York, NY – November 14, 2023 – Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) (“Better” or the “Company”), a New York-based digitally native homeownership company, today reported financial results for the three and nine months ended September 30, 2023.
Revenue was $16.4 million and $67.6 million in the three and nine months ended September 30, 2023, respectively. Net loss was $340.0 million and $475.4 million in the three and nine months ended September 30, 2023, respectively. Adjusted EBITDA loss was $54.4 million and $137.2 million in the three and nine months ended September 30, 2023, respectively.
For the three months ended September 30, 2023, Funded Loan Volume was $731 million across 2,067 Total Loans. For the nine months ended September 30, 2023, Funded Loan Volume was $2.49 billion across 6,936 Total Loans.
“Similar to the first half of 2023, in the third quarter of 2023 we continued to navigate through a very challenging market environment with consumers experiencing the highest mortgage rates seen in the past 20 years. Securing additional capital during the third quarter gives us confidence to continue investing in our technology and innovative products, such as digital HELOC and One-Day Mortgage. While we have been seeing others in the mortgage market pull back, we believe these investments position us strongly when some of these macroeconomic adversities lessen” said Vishal Garg, CEO and Founder of Better.

Key highlights from the third quarter of 2023 include:
•Lower Funded Loan Volume as well as reductions in headcount-related costs and other operating expenses resulting from cost management initiatives drove a year-over-year decline in Total Expenses (excluding Better Cash Offer program expenses) of 45% to $108.1 million for the three months ended September 30, 2023 from $196.1 million in the three months ended September 30, 2022, while Revenue (excluding Better Cash Offer program revenue) only declined 13% to $16.4 million for the three months ended September 30, 2023 from $18.9 million in the three months ended September 30, 2022, demonstrating efficiency of executed cost savings initiatives.
•In the third quarter, mortgage platform revenue, net decreased less year-over-year than Funded Loan Volume due to improved pricing through continued focus on originating more profitable loans, as well as reduced market volatility.
•Gain on Sale Margin was 1.94% and 2.21% in the three and nine months ended September 30, 2023, respectively.
•While overall Funded Loan Volume and Total Loans decreased in the aggregate quarter-over-quarter and year-over-year in the three months ended September 30, 2023 due to continued market headwinds, we saw strong early progress in our HELOC business, which launched in the first quarter of 2023 and grew to 326 funded HELOCs in the nine months ended September 30, 2023.
•Third quarter total expenses, net loss, and Adjusted EBITDA, included several expenses related to the closing of the de-SPAC transaction, including compensation and vendor-related charges, that are not expected to recur in future periods.
“We cannot overstate the importance of closing our 2.5 year-long SPAC journey and recapitalizing the company during the quarter at a time when 30-year mortgage rates were quickly approaching 8%. We believe our cash position provides us with liquidity to continue executing against our vision and corporate objectives. We are pleased to demonstrate the continued expense discipline we presented in the first half of 2023 through the third quarter, and continue reducing both our GAAP loss and our Adjusted EBITDA loss. We ended the third quarter with approximately $584 million of cash and cash equivalents, restricted cash and short-term investments, which provides us with strong runway to navigate a challenging market and invest in building a generational company” said Kevin Ryan, President & CFO of Better. “We expect the market to remain challenging in the fourth quarter, as well as a historically seasonally slow period. For that reason, we remain focused on prudent investments in our core opportunities and continued expense management. In the fourth quarter we expect Funded Loan Volume of approximately $500 million and an overall reduction in our Total Expenses given the expenses related to the closing of the de-SPAC transaction we recognized in the third quarter”.

For more information, please see the detailed financial data and other information available in the Company’s interim report on Form 10-Q, filed with the Securities and Exchange Commission (the “SEC”), and the investor presentation on the investor relations section of the Company’s website.

Webcast
Better will host a live webcast of its earnings conference call beginning at 8:30am ET on November 14, 2023. To access the webcast and related presentation, or to register to listen to the call by phone, go to the investor relations section of the Company’s website at investors.better.com or click the “Attendee Registration Link” below. Please join the webcast at least 10 minutes prior to start time. A replay will be available on the investor relations website shortly after the call ends.
* Webcast Details *
Event Title: Better Home & Finance Holding Company Third Quarter 2023 Results
Event Date: November 14, 2023 08:30 AM (GMT-05:00) Eastern Time (US and Canada)
Attendee Registration Link:
https://events.q4inc.com/attendee/712690812

About Better
Since 2017, Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) has leveraged its industry-leading technology platform, Tinman™, to fund more than $100 billion in mortgage volume. Tinman™ allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates and close their loan in as little as three weeks. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans. Better launched its “One-Day Mortgage” program in January 2023, which allows eligible customers to go from click to Commitment Letter within 24 hours. From 2019-2022, Better completed approximately

$98 billion in mortgage volume and $39 billion in coverage written through its insurance arm. Better was named Best Online Mortgage Lender by Forbes and Best Mortgage Lender for Affordability by WSJ in 2023, and ranked #1 on LinkedIn’s Top Startups List for 2021 and 2020, #1 on Fortune’s Best Small and Medium Workplaces in New York, #15 on CNBC’s Disruptor 50 2020 list, and was listed on Forbes FinTech 50 for 2020. Better serves customers in all 50 US states and the United Kingdom.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in the Registration Statement on Form S-1 filed with the SEC by the Company on October 12, 2023, as well as the Company’s most recent quarterly report on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

For Investor Relations Inquiries please email ir@better.com

SELECTED FINANCIAL DATA, NON-GAAP MEASURES AND DEFINITIONS

Following are tables that present selected financial data of Better Home & Finance Company (the “Company”). Also included are reconciliations of non-GAAP measures to their most comparable GAAP measures and definitions of certain key metrics used herein.

Use of Non-GAAP Measures and Other Financial Metrics
We include certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including, Adjusted EBITDA, Adjusted Net Income (Loss), Revenue excluding Better Cash Offer program revenue, Total Expenses excluding Better Cash Offer program, metrics derived therefrom and other key metrics.

We calculate Adjusted Net Income (Loss) as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, change in the fair value of bifurcated derivative, interest on Pre-Closing Bridge Notes, and other non-recurring or non-core operational expenses. We calculate Adjusted EBITDA as net income (loss) adjusted for the impact of stock-based compensation expense, change in the fair value of warrants, change in the fair value of bifurcated derivative, interest on Pre-Closing Bridge Notes, and other non-recurring or non-core operational expenses, as well as interest and amortization on non-funding debt (which includes interest on Convertible Notes), depreciation and amortization expense, and income tax expense. Revenue excluding Cash Offer program revenue is determined by excluding Cash offer program revenue from Total net revenues. Total Expenses excluding Cash Offer program expenses is determined by excluding Cash offer program expenses from Total expenses. These non-GAAP financial measures should not be considered in isolation and are not intended to be a substitute for any GAAP financial measures. These non-GAAP measures provide supplemental information that we believe helps investors better understand our business, our business model and how we analyze our performance. We also believe these non-GAAP financial measures improve investors’ and analysts’ ability to compare our results with those of our competitors and other similarly situated companies, which commonly disclose similar performance measures.

However, our calculation of Adjusted EBITDA and Adjusted Net Income (Loss) may not be comparable to similarly titled performance measures presented by other companies. Further, although we use these non-GAAP measures to assess the financial performance of our business, these measures exclude certain substantial costs related to our business, and investors are cautioned not to use such measures as a substitute for financial results prepared according to GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. As a result, non- GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, our financial results prepared and presented in accordance with GAAP.

Key Metrics
We refer to the following key metrics:

Funded Loan Volume is the aggregate dollar amount of loans funded based on the principal amount of the loan at funding. Purchase Volume is the ratio (expressed as a percentage) of the aggregate dollar amount of purchase loans funded in a given period based on the principal amount of the loan at funding to Funded Loan Volume. D2C Volume is the ratio (expressed as a percentage) of the aggregate dollar amount of loans funded in a given period based on the principal amount of the loan at funding that have been generated from direct interactions with customers using all marketing channels other than our B2B partner relationships to Funded Loan Volume. Total Loans represents the total number of loans funded in a given period, including purchase loans, refinance loans and HELOC loans, and HELOC Loans is the ratio (expressed as a percentage) of Total Loans that were HELOC loans. D2C One-Day Mortgage is the ratio (expressed as a percentage) of Total Loans originated through our “One-Day Mortgage” program that have been generated from direct interactions with customers using all marketing channels other than our B2B partner relationships. Gain on Sale Margin is mortgage platform revenue, net, for a given period, as presented on our statements of operations and comprehensive income (loss), divided by Funded Loan Volume.

Results of Operations:

Summary Condensed Balance Sheet:

Reconciliation of Non-GAAP Metrics:

Three Months Ended September 30,		Nine Months Ended September 30,	
	2023	2022	2023	2022
	(in thousands)			
Adjusted Net (Loss) Income				
Net (loss) income	$ (340,033)	$ (226,612)	$ (475,441)	$ (625,864)
Stock-based compensation expense	25,044	10,973	37,398	31,021
Change in fair value of warrants	(861)	—	(861)	—
Change in fair value of convertible preferred stock warrants	—	(4,202)	(266)	(24,613)
Change in fair value of bifurcated derivative	237,667	(29,089)	236,603	(306,866)
Interest on Pre-Closing Bridge Notes	—	80,099	—	213,513
Restructuring, impairment, and other expenses	679	45,781	11,798	212,490
Adjusted Net (Loss) Income	$ (77,504)	$ (123,050)	$ (190,769)	$ (500,319)
Adjusted EBITDA				
Net (loss) income	$ (340,033)	$ (226,612)	$ (475,441)	$ (625,864)
Income tax expense / (benefit)	659	(52)	2,539	1,450
Depreciation and amortization expense	10,491	12,168	32,791	36,845
Stock-based compensation expense	25,044	10,973	37,398	31,021
Interest and amortization on non-funding debt	11,939	3,304	18,237	10,077
Interest on Pre-Closing Bridge Notes	—	80,099	—	213,513
Restructuring, impairment, and other expenses	679	45,781	11,798	212,490
Change in fair value of warrants	(861)	—	(861)	—
Change in fair value of convertible preferred stock warrants	—	(4,202)	(266)	(24,613)
Change in fair value of bifurcated derivative	237,667	(29,089)	236,603	(306,866)
Adjusted EBITDA	$ (54,415)	$ (107,630)	$ (137,202)	$ (451,947)